FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Investor Relations (386) 947-6465
FOR IMMEDIATE RELEASE

ISC REPORTS RECORD SECOND QUARTER REVENUE AND EARNINGS
--Company Raises Full Year Financial Guidance--

DAYTONA BEACH, FLORIDA - July 7, 2005 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported record results for the second quarter and six months ended May 31, 2005.

"We have completed an outstanding first half of 2005, culminating with 20 percent revenue growth and record earnings for the second quarter," commented Lesa France Kennedy, President of ISC. "The success of our realigned NASCAR dates in Phoenix and the inclusion of Martinsville's spring NASCAR weekend had a significant beneficial impact on the quarter. On a comparable event basis, the Company generated double-digit revenue and earnings growth driven primarily by increased domestic broadcast revenues, and higher corporate sponsorship and hospitality at our major events. In addition, we continued to see solid consumer spending trends, highlighted by sold-out attendance at four of our five NASCAR NEXTEL Cup races during this year's second quarter."

Second Quarter Comparison

Total revenues for the second quarter increased to $157.4 million, compared to revenues of $131.1 million in the prior-year period. Operating income was $46.9 million during the period compared to $37.7 million in the second quarter of fiscal 2004. Net income was $26.5 million, or $0.50 per diluted share, compared to net income of $6.1 million, or $0.11 per diluted share, in the prior year.

Significantly contributing to quarterly results was the impact of NASCAR's Realignment initiative, the acquisition of Martinsville Speedway and the timing of certain other events. These collective changes resulted in one additional NASCAR NEXTEL Cup weekend for the second quarter of 2005. Specifically:

  Phoenix International Raceway hosted its inaugural spring NEXTEL Cup/Busch weekend in the 2005 second quarter. These events were realigned from Darlington Raceway, and were held in the fourth quarter of 2004.
  The July 2004 acquisition of Martinsville resulted in an incremental NEXTEL Cup and Craftsman Truck weekend in the second quarter of 2005.
  California Speedway held a NASCAR Triple Header weekend in the first quarter of 2005, as compared to the prior year when California hosted a spring NEXTEL Cup/Busch weekend in the second quarter and its Craftsman Truck event in the fourth quarter.
  The 2005 IRL weekend at Homestead-Miami Speedway was held in the second quarter, compared to the first quarter of 2004.

Results for this year's second quarter also include the recovery of $1.8 million, or $0.02 per diluted share after-tax, associated with ISC's allowable claim in the CART bankruptcy. The claim was based on the failure to return ISC's sanction fee paid to CART, less allowable expenses, for the 2003 event scheduled at California Speedway, which CART canceled because of the state of emergency due to wildfires in Southern California at the time.

The long-lived assets of Nazareth Speedway are held for sale as of May 31, 2005, and its results are recorded as discontinued operations, net of tax, for all periods presented. In addition, prior year financial statements reflect the discontinued operations, net of tax, of North Carolina Speedway, which was sold in July 2004. Also impacting year-over-year quarterly comparisons was a combined pre-tax charge included in the 2004 second quarter of $6.6 million, or $0.08 per diluted share after-tax, associated with refinancing the Company's Senior Notes.

Year to Date Comparison

For the six months ended May 31, 2005, total revenues increased to $336.9 million from $261.8 million in 2004. Operating income for the six-month period was $118.7 million compared to $84.8 million in the prior year. Net income was $67.6 million, or $1.27 per diluted share in 2005. Results for the period include the previously discussed incremental NEXTEL Cup weekends held during the second quarter at Phoenix and Martinsville, as well as the recovery of ISC's allowable claim in the CART bankruptcy. In addition, Nazareth Speedway's results are recorded as discontinued operations, net of tax, for all periods presented.

In the first six months of 2004, net income was $33.9 million, or $0.64 per diluted share, which includes the aforementioned charge associated with refinancing the Company's Senior Notes in the 2004 second quarter. Also, included are North Carolina Speedway's results, which are recorded as discontinued operations, net of tax.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The adjustments relate to: (1) the presentation of the operations of North Carolina Speedway and Nazareth Speedway as discontinued; and (2) charges associated with refinancing the majority of the Company's long-term debt. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess our core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2004	May 31, 2005	May 31, 2004	May 31, 2005

Net income	$ 6,059	$ 26,501	$ 33,852	$ 67,566

Net loss, net of tax, from:
Discontinued operations of North
Carolina and Nazareth	9,536	39	6,193	92

Income from continuing operations	15,595	26,540	40,045	67,658

Adjustments, net of tax:
Interim interest on debt redeemed	995	-	995	-
Loss on early redemption of debt	3,028	-	3,028	-

Non-GAAP net income	$ 19,618	$ 26,540	$ 44,068	$ 67,658

Diluted earnings per share	$ 0.11	$ 0.50	$ 0.64	$ 1.27

Net loss, net of tax, from:
Discontinued operations of North
Carolina and Nazareth	0.18	-	0.11	-

Income from continuing operations	0.29	0.50	0.75	1.27

Adjustments, net of tax:
Interim interest on debt redeemed	0.02	-	0.02	-
Loss on early redemption of debt	0.06	-	0.06	-

Non-GAAP diluted earnings per share	$ 0.37	$ 0.50	$ 0.83	$ 1.27

2005 Second Quarter Highlights

An overview of the major event weekends held in the second quarter of 2005 includes:

  Homestead-Miami held a successful IRL IndyCar and Grand American racing weekend, posting slightly higher overall weekend attendance.
  Daytona International Speedway hosted an exciting Bike Week in early March, including AMA's Daytona Supercross and Daytona 200, both presented by Honda.
  Phoenix's IndyCar weekend featured thrilling on-track competition as Sam Hornish Jr. held off a charging field to win in a green-white-checkered finish.
  Martinsville hosted a NEXTEL Cup/Craftsman Truck weekend in early April that was impacted by inclement weather during the week leading up to the event. However, a near-capacity crowd was on-hand to watch Jeff Gordon battle back from three laps down to capture his sixth career Martinsville victory in the Advanced Auto Parts 500.
  Phoenix hosted a very successful NEXTEL Cup/Busch weekend, the result of ISC's latest round of realignment. The Subway Fresh 500 NASCAR NEXTEL Cup race hosted a sold-out crowd, and drew nearly six million average households as Kurt Busch captured his first victory of the season. The inaugural event "under the lights" was broadcast in East Coast prime time.
  Talladega Superspeedway's NEXTEL Cup and Busch weekend was highlighted by a capacity crowd for the Aaron's 499 NEXTEL Cup event --- the first sell-out at Talladega since 2002. In addition, the Cup race generated strong television results, posting a 23 percent increase in household viewership over the prior year. Jeff Gordon once again visited victory lane in a dramatic green-white-checkered finish.
  Darlington hosted a successful weekend of NEXTEL Cup and Busch night racing, highlighted by its earliest Cup sell-out since 1997, when the facility had 10,000 fewer seats. The Busch race posted a more than 40 percent attendance increase, and both races generated outstanding television viewership.
  Richmond International Raceway posted a record crowd for the Funai 250 Busch race, and the NEXTEL Cup Chevy American Revolution 400 marked the 27th consecutive sell-out at the facility. In addition, the Cup race posted a 20 percent increase in household viewership.

During the second quarter, ISC signed multi-track, multi-year official status agreements with major brands including Office Depot, Wachovia and Tylenol. In addition, the Company successfully expanded or renewed several major corporate partnerships including Aaron's sponsorship of Talladega's spring Cup weekend, and AAA's entitlement of Michigan International Speedway's new Fan Plaza and Champions Club. ISC also secured additional 2005 Cup race entitlements including USG at Chicagoland and Warner Brothers' "Batman Begins" for Michigan's June Cup race. ISC currently has only one remaining NEXTEL Cup event without a title sponsor for 2005 --- California's Labor Day weekend event.

"We continue to see solid spending trends by corporate partners for our events," continued Ms. France Kennedy. "NASCAR's ongoing growth in popularity has attracted new and more diverse companies looking to enter the motorsports sponsorship arena. ISC's portfolio of nationwide facilities and significant focus on partner management make us an ideal partner for advertisers to reach the lucrative NASCAR fan base. We expect this increased awareness and heightened corporate interest will result in at least mid- to high single-digit sponsorship revenue growth for the Company over the next several years."

Recent Developments

To date in the third quarter:

  Michigan hosted a successful NEXTEL Cup, Craftsman Truck and ARCA weekend, highlighted by the 29th consecutive sellout for a Cup race at the facility. The weekend also marked the successful debut of Michigan's recent front stretch remodel, and the new Fan Plaza and Champions Club were well-received by fans and sponsors. Similar to the infield renovation at Daytona completed earlier this year, this project is another example of the Company's commitment to enhance the fan experience through strategic facility improvements.
  Richmond hosted a successful open-wheel weekend highlighted by an approximate ten percent attendance increase for the SunTrust Indy Challenge. Helio Castroneves took the checkered flag to win the seventh race of the IRL IndyCar season.
  Kansas posted sold-out attendance for its IndyCar, Craftsman Truck and ARCA weekend. The Argent Mortgage Indy 300 ended with a dramatic finish and generated the highest television rating ever for an IndyCar event broadcast on ESPN.
  Daytona hosted both the NEXTEL Cup and Busch series, and Tony Stewart captured his first NEXTEL Cup point race victory at the "World Center of Racing." Despite inclement weather, the NEXTEL Cup Pepsi 400 capped off a very successful weekend that resulted in increased overall attendance and record revenues.

For the remainder of the third quarter, NEXTEL Cup and Busch weekends will be hosted at Chicagoland Speedway, Watkins Glen International and Michigan International Speedway. In addition, Michigan will host an IRL IndyCar series weekend.

ISC recently announced the selection of a proposed site in Kitsap County, approximately 20 miles from downtown Seattle, Washington, for the potential development of a state-of-the-art, 80,000-seat racing venue. The Company has secured a purchase option for 950 acres of land, and is undergoing detailed project due diligence to evaluate total project costs, feasibility of a public/private partnership, and environmental impacts including traffic, noise, air quality and others, if necessary.

ISC is also progressing with its development efforts in Metro New York. The Company continues to meet with local civic and government organizations on Staten Island, while proceeding with the land use approval process and other aspects of its feasibility study.

Ms. France Kennedy stated, "We continue to make significant progress in our external development efforts. In Seattle, the nation's 12th largest media market, we are very excited to have selected a site for the potential development of a motorsports facility. This region of the country represents a key underserved market for ISC and the sport. In New York, our outreach continues with local civic and government organizations to discuss the merits and benefits of our project. Both of these projects represent significant long-term growth opportunities for ISC."

In June, the Company announced it received a report from the Internal Revenue Service ("IRS") requesting a downward adjustment to its fiscal 1999 and 2000 tax depreciation expense. Including related interest, the combined after-tax cash flow impact is approximately $33.0 million. ISC expects additional assessments for the years 2001 through 2004, which will have an additional impact to cash flow between $90 million to $110 million. ISC has deposited with the IRS the $33 million for fiscal 1999 and 2000 and an additional $64 million related to the anticipated federal tax adjustments for fiscal 2001 through 2003. These deposits were made to prevent incurring further interest, and the Company will receive accrued interest on any of the funds ultimately returned.

ISC intends to aggressively defend its position with the IRS. The Company has employed the same tax depreciation method since 1986, and this application has been subjected to prior audits by the IRS and was never questioned. ISC will undergo an administrative appeals process that can last six to 18 months. If unsuccessful, the Company will explore all available options, including litigation.

While an adverse resolution of these matters could result in the aforementioned impact on cash flow, ISC believes that it has provided adequate reserves in its consolidated financial statements. As a result, the Company does not expect that such an outcome would have a material adverse impact on ISC's results of operations.

On July 1, ISC was notified by Brookside Realty, Inc. ("Brookside") that the agreement for Brookside's purchase of the 158 acres on which Nazareth Speedway is located was terminated. Brookside determined that timely and financially reasonable governmental approval of its proposed redevelopment of the real property was either unlikely or not feasible. The Company has received indications of interest from other parties regarding the property, and looks forward to formal discussions with these parties in the near future.

Outlook

ISC reiterates its 2005 third quarter guidance of revenues between $160 and $165 million, and income from continuing operations of $0.64 to $0.66 per diluted share. After taking into account the actual results through the second quarter, ISC is increasing its full-year guidance, with revenue expected between $722 and $732 million, and income from continuing operations of $2.90 to $2.94 per diluted share.

"We have had a very successful first half of 2005, and our outlook is positive for the remainder of the year and beyond," Ms. France Kennedy concluded. "We look forward to our remaining events in the third quarter, particularly as we get closer to Chase for the NASCAR NEXTEL Cup. NASCAR's growth momentum remains strong as more and more fans are introduced to the sport every week. Given our portfolio of premier facilities and events, coupled with our sound business plan, ISC is well positioned for continued future growth."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free 888-693-3477 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Thursday, July 14, 2005. To access, dial toll free 877-519-4471 and enter the code 624446, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2004	May 31, 2005	May 31, 2004	May 31, 2005
REVENUES:
Admissions, net	$ 45,639	$ 48,510	$ 90,072	$ 104,294
Motorsports related	66,386	88,700	134,875	188,969
Food, beverage and merchandise	17,396	17,911	33,686	38,860
Other	1,704	2,326	3,117	4,756
	131,125	157,447	261,750	336,879

EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	24,759	31,625	45,547	63,109
Motorsports related	24,969	31,292	46,187	59,727
Food, beverage and merchandise	11,303	12,007	20,886	24,639
General and administrative	21,501	23,071	42,723	46,242
Depreciation and amortization	10,873	12,586	21,619	24,449
	93,405	110,581	176,962	218,166

Operating income	37,720	46,866	84,788	118,713
Interest income	1,104	1,368	1,758	2,338
Interest expense	(6,993)	(3,305)	(12,468)	(6,360)
Loss on early redemption of debt	(4,988)	-	(4,988)	-
Equity in net loss from equity investments	(1,254)	(1,371)	(2,935)	(2,902)

Income from continuing operations before income taxes	25,589	43,558	66,155	111,789
Income taxes	9,994	17,018	26,110	44,131

Income from continuing operations	15,595	26,540	40,045	67,658
Loss from discontinued operations, net of income tax benefit of $5,087 and $61, and $3,208 and $126	(9,536)	(39)	(6,193)	(92)
Net income	$ 6,059	$ 26,501	$ 33,852	$ 67,566

Basic earnings per share:
Income from continuing operations	$ 0.29	$ 0.50	$ 0.75	$ 1.27
Loss from discontinued operations	(0.18)	-	(0.11)	-
Net income	$ 0.11	$ 0.50	$ 0.64	$ 1.27

Diluted earnings per share
Income from continuing operations	$ 0.29	$ 0.50	$ 0.75	$ 1.27
Loss from discontinued operations	(0.18)	-	(0.11)	-
Net income	$ 0.11	$ 0.50	$ 0.64	$ 1.27

Dividends per share	$ 0.06	$ 0.06	$ 0.06	$ 0.06

Basic weighted average shares outstanding	53,080,611	53,127,314	53,073,315	53,114,430

Diluted weighted average shares outstanding	53,167,488	53,231,643	53,165,208	53,227,585

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

November 30, 2004

May 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$ 160,978	$ 94,652
Short-term investments	115,000	137760
Receivables, less allowance of $1,500 in 2004 and 2005	52,798	67,094
Inventories	7,267	10,095
Prepaid expenses and other current assets	5,032	13,174
Total Current Assets	341,075	322,775

Property and Equipment, net of accumulated depreciation
of $265,489 and $289,466, respectively	969,095	1,113,060
Other Assets:
Equity investments	36,489	33,100
Intangible assets, net	148,989	149,541
Goodwill	99,265	99,507
Other	24,597	23,830
	309,340	305,978
Total Assets	$ 1,619,510	$ 1,741,813

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$ 7,505	$ 505
Accounts payable	28,854	22,521
Deferred income	114,518	181,216
Income taxes payable	25,241	21,660
Other current liabilities	15,078	17,407
Total Current Liabilities	191,196	243,309

Long-Term Debt	369,315	369,169
Deferred Income Taxes	165,617	170,407
Long-Term Deferred Income	11,503	11,866
Other Long-Term Liabilities	141	94
Commitments and Contingencies	-	-
Shareholders' Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
28,858,934 and 29,255,608 issued and outstanding at
November 30, 2004 and May 31, 2005, respectively	289	293

24,409,903 and 24,061,771 issued and outstanding at
November 30, 2004 and May 31, 2005, respectively	244	241
Additional paid-in capital	696,882	699,670
Retained earnings	187,689	251,971
Accumulated other comprehensive loss	(22)	-
	885,082	952,175
Less: unearned compensation-restricted stock	3,344	5,207
Total Shareholders' Equity	881,738	946,968
Total Liabilities and Shareholders' Equity	$ 1,619,510	$ 1,741,813

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

Six Months Ended

May 31, 2004

May 31, 2005

OPERATING ACTIVITIES
Net income	$ 33,852	$ 67,566
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	21,619	24,449
Discontinued operations depreciation	1,244	-
Amortization of unearned compensation	801	915
Amortization of financing costs	(67)	288
Deferred income taxes	9,336	4,790
Undistributed income from equity investments	2,935	2,902
Impairment of long-lived assets	13,217	-
Loss on early redemption of debt	4,988	-
Other, net	12	431
Changes in operating assets and liabilities:
Receivables, net	(11,309)	(14,233)
Inventories, prepaid expenses and other assets	(11,453)	(11,018)
Accounts payable and other liabilities	(6,367)	(9,825)
Deferred income	60,396	67,061
Income taxes payable	(1,110)	(3,429)
Net cash provided by operating activities	118,094	129,897

INVESTING ACTIVITIES
Capital expenditures	(39,559)	(166,157)
Proceeds from asset disposals	7	29
Acquisition of businesses	(1,124)	(764)
Proceeds from affiliate	-	487
Proceeds from short-term investments	200	208,390
Purchases of short-term investments	(202,725)	(231,150)
Other, net	(406)	178
Net cash used in investing activities	(243,607)	(188,987)

FINANCING ACTIVITIES
Proceeds from long-term debt	299,570	-
Payment of long-term debt	(231,500)	(7,000)
Payment of long-term debt redemption premium	(5,340)	-
Proceeds from interest rate swaps	2,771	-
Deferred financing fees	(1,862)	(10)
Reacquisition of previously issued common stock	(386)	(511)
Exercise of Class A common stock options	37	285
Net cash provided by (used in) financing activities	63,290	(7,236)

Net decrease in cash and cash equivalents	(62,223)	(66,326)
Cash and cash equivalents at beginning of period	223,973	160,978
Cash and cash equivalents at end of period	$ 161,750	$ 94,652

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